Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release — January 11, 2005

DATALINK CORPORATION ANNOUNCES IMPROVED FOURTH QUARTER EARNINGS GUIDANCE

Expects Strong Margins to Lead to Profitable Quarter

Live Webcast of Conference Call at 11:00 AM Central Time Today, January 11, 2005

MINNEAPOLIS — January 11, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today updated its outlook for the fourth quarter ended December 31, 2004.

                Datalink anticipates revenue for the December 2004 quarter to be approximately $25.8 to $26.0 million, with net income of approximately $200,000 to $400,000 or $.02 to $.04 per share. Previous guidance for the quarter was for revenues to range from $22 million to $26 million, with a net loss of $.06 to $.14 per diluted share. In the 2003 fourth quarter, Datalink reported revenue of $21.1 million and a net loss of $807,000 or $.08 per share.

                Greg Meland, Datalink’s CEO, commented, “Achieving profitability in the fourth quarter is an important milestone for Datalink. It represents the cumulative impact of our initiatives to improve productivity, drive better execution in the way we sell and implement storage solutions, and lower costs while growing our business. We generated a more profitable business mix in the fourth quarter resulting in higher gross profit margins for Datalink. We plan to build on this momentum as we move into 2005.”

Outlook:

Datalink expects to post a net loss in the first quarter ending March 31, 2005 and to return to profitability in the second quarter ending June 30, 2005. As previously announced, the company expects to take a one time non-cash charge of approximately $3 million related to the sublease of its corporate facility. The accrual primarily represents the difference between the company’s original lease payment, and the amount it will receive from the sub-lessee over the remaining lease term. Additionally, Datalink expects to incur increased operating expenses in the first quarter of 2005 primarily due to normal recurring costs which are more heavily weighted to the early part of the company’s year. The higher costs relate to payroll taxes, public reporting costs and benefit accruals. Datalink also will incur expenses related to Sarbanes-Oxley compliance requirements which will contribute to the expected first-quarter operating loss. These compliance and other costs are projected to decline after the first quarter. Datalink plans to issue updated operating guidance with its fourth quarter press release on February 16, 2005.

Webcast

A live Webcast of the Datalink conference call to discuss the improved fourth-quarter guidance is scheduled for today, January 11 at 11:00 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated fourth quarter 2004 and 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. The company also cannot assure that its recent cost reduction initiatives and management changes will lead to continued profitability. Further, the company’s revenues for any particular quarter are not necessarily reflected by the company’s backlog of contracted orders.

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Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial
Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com